UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 27, 2009 (March 23, 2009)

ACCELERIZE NEW MEDIA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-52635	20-3858769
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12121 WILSHIRE BLVD., SUITE 322 LOS ANGELES, CALIFORNIA 90025
(Address of principal executive offices)                   (Zip Code)

(310) 903 4001
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 3.02                      UNREGISTERED SALE OF EQUITY SECURITIES.

On March 23, 2009, Accelerize New Media, Inc. (the “Company”) entered into a twelve month letter of agreement (the “Agreement”) with Strategic Growth International, Inc. a Delaware corporation (“SGI”). Under the Agreement SGI will assist the Company, on a non-exclusive basis, as the Company’s investor relations consultant, in the development of a comprehensive financial relations program. In consideration for its services, the Company will pay SGI seven thousand five hundred dollars per month and will issue to SGI two hundred fifty thousand shares of the Company’s common stock. In addition, the Company will issue to SGI a warrant (the “Warrant”) to purchase up to one million two hundred thousand shares of common stock of the Company. The Warrant is exercisable for a period of five years at a price of $0.35 per share. The Company has the right to terminate the Agreement after six months at its sole discretion. In case of such early termination, the Warrant will be cancelled and the Company will issue to SGI a new Warrant for six hundred thousand shares at a price of $0.35 per share.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit 4.1	Common Stock Purchase Warrant issued to SGI and dated March 23, 2009.

Exhibit 10.1	Agreement between the Company and Strategic Growth International, Inc., dated March 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 27, 2009	ACCELERIZE NEW MEDIA, INC. By: /s/ Brian Ross Brian Ross President and Chief Executive Officer